Exhibit 10.7

AMENDED AND RESTATED TAX SHARING AGREEMENT

THIS AMENDED AND RESTATED TAX SHARING AGREEMENT (the “Agreement”) is made and entered into effective as of April 30, 2013, by and between DEX MEDIA, INC. A DELAWARE CORPORATION (“DMI”), DEX MEDIA HOLDINGS, INC., a Delaware corporation, DEX MEDIA EAST, INC., a Delaware corporation, DEX MEDIA WEST, INC., a Delaware corporation, DEX ONE SERVICE, INC., a Delaware corporation (“DOS”), R.H. DONNELLEY CORPORATION, a Delaware corporation, R.H. DONNELLEY INC., a Delaware corporation,  R.H. DONNELLEY APIL, INC., a Delaware corporation, and DEX ONE DIGITAL, INC., a Delaware corporation, (collectively, including any person who hereafter becomes a party to this Agreement, the “Parties” and, individually, a “Party”).

R E C I T A L S

WHEREAS, pursuant to the Amended and Restated Shared Services Agreement dated April 30, 2013, the Parties have agreed to share certain services and assets (the “Shared Services Agreement”);

WHEREAS, SUPERMEDIA INC., a Delaware corporation (“SuperMedia”) together with SUPERMEDIA SALES INC., a Delaware corporation, and SUPERMEDIA SERVICES INC., a Delaware corporation (collectively, the “SuperMedia Entities” and, individually, a “SuperMedia Entity”) constitute an affiliated group of corporations (the “SuperMedia Group”) within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of August 20, 2012, as amended and restated as of December 5, 2012 (the “Merger Agreement”), by and among NEWDEX, INC., a Delaware corporation, DEX ONE CORPORATION, a Delaware corporation, SuperMedia, and SPRUCE ACQUISITION SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of DOC (“Merger Sub”), (i) Dex One Corporation will merge with and into Newdex, Inc., with Newdex, Inc. as the surviving entity and changing its name to Dex Media, Inc. (the “Dex Merger”) and (ii) immediately following consummation of the Dex Merger, Merger Sub will merge with and into SuperMedia, with SuperMedia surviving the merger and becoming a wholly-owned subsidiary of DMI (the “SuperMedia Merger” and, together with the Dex Merger, the “Mergers”);

WHEREAS, DMI will be the common parent corporation of an affiliated group of corporations (the “DMI Consolidated Group”) within the meaning of Section 1504(a) of the Code as a result of the Dex Merger;

WHEREAS, each of the Parties is a member of the DMI Consolidated Group;

WHEREAS, on the day following the consummation of the Mergers, each of the SuperMedia Entities will be a member of the DMI Consolidated Group;

WHEREAS, the DMI Consolidated Group has filed and intends to file consolidated federal income tax returns as permitted by Section 1501 of the Code;

WHEREAS, in certain state and local tax jurisdictions the Parties calculate income, franchise or similar tax liabilities on a consolidated, combined or unitary basis;

WHEREAS, DOS is the service agent of the DMI Consolidated Group;

WHEREAS, in furtherance of the Shared Services Agreement and the Merger Agreement, each Party desires on behalf of itself and its successors to set forth its rights and obligations with respect to taxes due for periods during and after the period in which such Party is a member of the DMI Consolidated Group;

NOW THEREFORE, the Parties hereto, intending to be legally bound and in consideration of the premises and the mutual covenants herein contained, agree as follows:

ARTICLE I
DEFINITIONS

References in this Agreement to provisions of the Code and Treasury Regulations shall include successor provisions to the Code and Treasury Regulations.  All other capitalized terms used herein shall have the meaning specified herein.

“Applicable Percentage” means (i) with respect to DMI, 0%, and (ii) with respect to any other Party, 50%.

“Code” has the meaning set forth in the recitals.

“COD Utilized Tax Assets” means, with respect to any taxable year and any Party, the sum of (i) the Party’s Credit Attributes determined on a pro forma stand-alone basis and (ii) the product of (x) the Composite Rate, multiplied by (y) the Party’s Loss Attributes determined on a pro forma stand-alone basis, but only to the extent such Party’s Credit Attributes and Loss Attributes, if any, are used, or are reasonably expected to be used, in the Consolidated Return for such taxable year by reason of any cancellation of indebtedness income of any Party.

“Composite Rate” means, with respect to any taxable year, the sum of (i) the highest marginal federal income tax rate for such taxable year and (ii), as determined in good faith by DMI, the estimated tax rate of the Parties, in the aggregate, for Consolidated State Tax (net of any federal income tax benefit) with respect to such taxable year.

“Consolidated Return” means the DMI Consolidated Group’s federal income tax consolidated return.

“Consolidated State Tax” means any state and local tax calculated on a consolidated, combined or unitary basis.

“Credit Attributes” means any credit that could reduce a tax, the sharing of which is addressed in Article III of this Agreement, including, but not limited to, a investment tax credit, foreign tax credit, alternative minimum tax credit or any other credit that can be carried forward or carried back to reduce a tax.

“Deconsolidation” means any event pursuant to which a Party or SuperMedia Entity ceases to be includable in the DMI Consolidated Group.

“Dex Utilized Tax Assets” means, with respect to any taxable year and any Party, the amount equal to the sum of (i) the Party’s Credit Attributes determined on a pro forma stand-alone basis, plus (ii) the product of (x) the Composite Rate, multiplied by (y) the Party’s Loss Attributes determined on a pro forma stand-alone basis, but only to the extent such Party’s Credit Attributes and Loss Attributes, if any, are used, or are reasonably expected to be used, in the Consolidated Return for such taxable year to reduce the federal income tax attributable to any Party, less (iii) the Party’s COD Utilized Tax Assets for such taxable year.

“DOC Consolidated Group” has the meaning set forth in the recitals.

“DMI Consolidated Group” has the meaning set forth in the recitals, provided that for the avoidance of doubt the term shall be interpreted to take account of any corporations that may enter or exit the group from time to time.”Event” has the meaning set forth in Section 4.4.

“Excess DOS Payment” means, with respect to any taxable year and any Party other than DMI (which shall not be entitled to any Excess DOS Payment), such Party’s pro rata share (based on Separate Company Taxable Income but determined without reference to any cancellation of indebtedness income) of the amount equal to the sum of (x), the sum of (i) the total amount of Dex Utilized Tax Assets for all Parties for such taxable year, plus (ii) the total amount of Utilized SuperMedia Tax Assets for all Parties for such taxable year, less (y) the total amount of Separate Company Tax Receivables for all Parties for such taxable year, less (z) the total amount of SuperMedia Tax Payables for all Parties for such taxable year.

“Exempt COD Payment” means, with respect to any taxable year and any Party, such Party’s pro rata share (based on such Party’s cancellation of indebtedness income for such taxable year) of COD Utilized Tax Assets for all Parties for such taxable year.

“Final Determination” shall mean final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax period (i) by a decision, judgment, decree or other order by any court of competent jurisdiction which has become final and not subject to further appeal, (ii) by a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) by the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

“Loss Attributes” means any loss or deduction (other than a current item of loss or deduction) that could reduce a tax (other than the alternative minimum tax), the sharing of which is addressed in Article III of this Agreement, including, but not limited to, a Separate Company Taxable Loss, a net operating loss, net capital loss, charitable deduction or any other loss or deduction that can be carried forward or carried back to reduce a tax.

“Post-Deconsolidation Tax Period” means (i) any tax period beginning and ending after the date of the Deconsolidation and (ii) with respect to a tax period that begins before and ends after the date of Deconsolidation, such portion of the tax period that commences on the day immediately after the date of Deconsolidation.

“Pre-Deconsolidation Tax Period” means (i) any tax period beginning and ending before or on the date of Deconsolidation and (ii) with respect to a period that begins before and ends after the date of Deconsolidation, such portion of the tax period ending on and including the date of Deconsolidation.

“Proceeding” means any audit or other examination, protest, appeal or other administrative or judicial proceeding relating to a Party’s liability for, or refunds or adjustments to, Taxes for any Tax period.

“Separate Company Taxable Income” means, with respect to any taxable year and any Party, a Party’s federal taxable income, if any, computed on a pro forma stand-alone basis, without regard to the Tax Attributes of such Party or any other Party.

“Separate Company Taxable Loss” means, with respect to any taxable year and any Party, a Party’s federal taxable loss, if any, computed on a pro forma stand-alone basis, without regard to the Tax Attributes of such Party or any other Party.

“Separate Company Tax Payable” means, with respect to any taxable year and any Party, the product of (x) the Composite Rate, multiplied by (y) the Party’s Separate Company Taxable Income, if any, for such taxable year.

“Separate Company Tax Receivable” means, with respect to any taxable year and any Party, the product of (x) the Applicable Percentage, multiplied by (y) the sum of such Party’s Dex Utilized Tax Assets for such taxable year.

“Shared Services Agreement” has the meaning set forth in the recitals.

“SuperMedia Group” has the meaning ascribed to it in the recitals, provided that for the avoidance of doubt the term shall be interpreted to take account of any corporations that may enter or exit the group from time to time.

“SuperMedia Tax Payable” means, with respect to any taxable year and any Party, the product of (x) 50%, multiplied by (y) such Party’s Utilized SuperMedia Tax Assets.

“SuperMedia Tax Receivable” means, with respect to any taxable year and any Party, the sum of (i) the product of (x) 0% with respect to DMI and 75% with respect to any other Party, multiplied by (y) such Party’s SuperMedia Utilized Tax Assets for such taxable year, less (ii) such Party’s SuperMedia Tax Payable.

“SuperMedia Utilized Tax Assets” means, with respect to any taxable year and any Party, the amount equal to the sum of (i) the Party’s Credit Attributes determined on a pro forma stand-alone basis, plus (ii) the product of (x) the Composite Rate, multiplied by (y) the Party’s Loss Attributes determined on a pro forma stand-alone basis, but only to the extent such Party’s Credit

Attributes and Loss Attributes, if any, are (I) used, or are reasonably expected to be used, in the Consolidated Return for such taxable year to reduce the federal income tax attributable to any SuperMedia Entity or (II) reduced, or reasonably expected to be reduced, as a result of any cancellation of indebtedness income of any SuperMedia Entity that is excluded from U.S. federal taxable income in such taxable year pursuant to Section 108 of the Code.

“Utilized SuperMedia Tax Assets” means, with respect to any taxable year and any Party, the amount equal to the sum of (i) the aggregate Credit Attributes of the SuperMedia Entities, plus (ii) the product of (x) the Composite Rate, multiplied by (y) the aggregate Loss Attributes of the SuperMedia Entities, but only to the extent such Credit Attributes and Loss Attributes, if any, are used, or are reasonably expected to be used, by the Parent Consolidated Group in any Tax Return for such taxable year to reduce the federal income tax (excluding any federal income tax attributable to cancellation of indebtedness income) attributable to such Party.

“Tax” or “tax” means any United States federal, state or local income, franchise or similar tax.

“Tax Attributes” means any Loss Attribute and any Credit Attribute.

“Tax Item” means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any tax, the sharing of which is addressed in Article III of this Agreement.

“Tax Return” means any Consolidated Return and any state or local income, franchise or similar tax return on which the activities of more than one Party are reported on a consolidated, combined or unitary basis.

ARTICLE II
TAX PREPARATION

2.1                               DMI agrees to prepare and timely file, or to cause to have prepared and timely filed, the Tax Returns for any period with respect to which DMI remains the common parent corporation of the DMI Consolidated Group. DMI shall be responsible for determining the elections, methods of accounting, positions, conventions and other principles of taxation to be used and the manner in which any Tax Item shall be reported on the Tax Returns.

2.2                               Each Party will provide each other with the cooperation and information reasonably requested by the other Parties in connection with tax planning, the preparation or filing of any Tax Return (or claim for refund), the determination and payment of estimated tax, the conduct of any Proceeding, or the calculation of any amount under this Agreement. Such cooperation and information includes: (i) promptly forwarding copies of appropriate notices and other communications (including, information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any taxing authority, (ii) providing copies of all relevant Tax Returns (including work papers and schedules), and documents relating to rulings or other determinations by taxing authorities, (iii) providing copies of records concerning the ownership and tax basis of property, (iv) providing other relevant information which either Party may possess, including explanations of documents and information provided under this Agreement, as well as access to appropriate personnel, (v) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return (or claim for refund) or in connection with any Proceeding, including waivers, consents or powers of attorney, and (vi) the use of the Parties’ reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.

2.3                               During any Pre-Deconsolidation Tax Period, DMI has the sole right to represent, in good faith, the interests of the Parties with respect to Tax Returns, and Proceedings with respect to Tax Returns, for any period for which Parent remains the common parent corporation of the DMI Consolidated Group.

ARTICLE III
TAX SHARING

3.1                               As common parent for the DMI Consolidated Group, DMI shall cause and direct DOS to pay the consolidated federal income tax liability of the DMI Consolidated Group and the Consolidated State Tax liability of the Parties at such time and in such manner as such payments are required.

3.2                               For each taxable year ending on or after the effective date hereof, for which a Party is included in a Tax Return, such Party shall pay to DOS an amount equal to such Party’s Separate Company Tax Payable, if any, for such taxable year.

3.3                               For each taxable year ending on or after the effective date hereof, for which a Party is included in a Tax Return (including for the avoidance of doubt, any year in which a Deconsolidation takes place), DOS shall pay to such Party, an amount equal to the sum of (A) such Party’s Separate Company Tax Receivable, if any, for such taxable year, (B) such Party’s Excess DOS Payment, if any, for such taxable year, (C) such Party’s Exempt COD Payment and (D) such Party’s SuperMedia Tax Receivable, if any, for such taxable year. For the avoidance of doubt, with respect to any taxable year, a Party may both (i) pay to DOS an amount equal to such Party’s Separate Company Tax Payable and (ii) receive from DOS an amount equal to the sum of (A) such Party’s Separate Company Tax Receivable, (B) such Party’s Excess DOS Payment, (C) such Party’s Exempt COD Payment and (D) such Party’s SuperMedia Tax Receivable.

3.4                               In the event the DMI Consolidated Group is liable for alternative minimum tax as defined in Section 55 of the Code, each Party shall pay its proportionate share of alternative minimum tax and shall be allocated an alternative minimum tax credit equal to such payment.

3.5                               Any payments required to be made under this Article 3 by any Party for a taxable year shall promptly be paid to DOS at the time or times requested by DMI.

3.6                               A final accounting of the amount of payments for any taxable year shall be made, and any necessary adjustment shall be paid, on or before October 31 of the year following such taxable year unless the extended due date of a Consolidated State Tax return is after October 31, in which case the final accounting will occur no later than 30 days following the filing of such return.

3.7                               In the event of an adjustment or redetermination of any item with respect to the Consolidated Return or Consolidated State Tax as a result of a Final Determination, the filing of a tax refund claim or the filing of an amended Tax Return pursuant to which taxes are paid to a tax authority or a refund of taxes is received from a tax authority, DMI shall prepare, in accordance with the principles and procedures set forth in this Agreement, revised Tax Returns, as appropriate, to reflect the adjustment or redetermination as a result of such Final Determination, filing of a tax refund claim or filing of an amended Tax Return.  Following the preparation of such revised Tax Returns, the Parties’ payment obligations under this Agreement shall be redetermined and the Parties shall make appropriate payments reflecting such redetermination.

ARTICLE IV
POST-DECONSOLIDATION

4.1                               Each Party covenants that on or after a Deconsolidation it will not make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any other action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Attribute of the DMI Consolidated Group or any member thereof in respect of any Pre-Deconsolidation Tax Period, without first obtaining the written consent of the other Parties.

4.2                               In the event of a Deconsolidation, DMI may, at its option, elect, and the applicable Party shall join DMI in electing, to ratably allocate items (other than extraordinary items) of the applicable Party in accordance with relevant provisions of the Treasury Regulations Section 1.1502-76.

4.3                               In the event of a Deconsolidation, during any Post-Deconsolidation Period, DMI shall promptly notify the applicable Party in writing upon receipt by any includable member of the DMI Consolidated Group of notice in writing of any Proceeding in respect of a Pre-Deconsolidation Period.  The applicable Party shall be entitled to participate in such Proceeding at its own expense; provided that the applicable Party shall, following its receipt of notice of such Proceeding from DMI, promptly notify DMI in writing of its intention to participate in such Proceeding. In the event that the applicable Party elects to participate in any such proceeding, DMI shall not settle or resolve any issue that could materially affect the applicable Party’s liability for Taxes without the applicable Party’s consent; such consent not to be unreasonably withheld conditioned or delayed.  DMI shall provide the applicable Party with copies of any correspondence received from the taxing authorities related to any such Proceedings controlled by DMI, as reasonably requested by the applicable Party.

4.4                               DMI agrees to pay the applicable Party 100% the actual tax benefit received by the DMI Consolidated Group from the use in any Tax Period of a carryback of any Tax Attribute of the applicable Party from a Post-Deconsolidation Tax Period, determined and paid in accordance with the principles of Article III.  If, subsequent to the payment by DMI to the applicable Party of any such amount, there shall be (i) a Final Determination which results in a disallowance or a reduction of the Tax Attribute so carried back or (ii) a reduction in the amount of the benefit realized by the DMI Consolidated Group as a result of any other Tax Attribute that arises in a Post-Deconsolidation Tax Period, the applicable Party shall (net of any reasonable out-of-pocket expenses) repay DMI within 90 days of such event described in (i) or (ii) of this paragraph (an “Event” or, collectively, the “Events”) any amount which would not have been payable to the applicable Party pursuant to this Section 4.4 had the amount of the benefit been determined in light of the Events.

4.5                               The applicable Party shall hold DMI harmless for any penalty or interest payable by any member of the DMI Consolidated Group, solely as a result of any Event.  Any such amount shall be paid by the applicable Party to DMI within 90 days of the payment by DMI or any member of the DMI Consolidated Group of any such interest or penalty.

4.6                               DMI may designate DOS, as its service agent, as the payor of any payment required to be paid by DMI to an applicable Party pursuant to Section 4.4 or as the payee of any payment required to be paid by an applicable Party to DMI pursuant to Sections 4.4 or 4.5.

ARTICLE V
MISCELLANEOUS

5.1                               This Agreement shall expire with respect to an applicable Party upon the date of the Deconsolidation with respect to all Post-Deconsolidation periods of such Party; provided, however, that all rights and obligations arising hereunder with respect to a Pre-Deconsolidation Tax Period shall survive until they are fully effectuated or performed; provided, further, that notwithstanding anything in this Agreement to the contrary, all rights and obligations arising hereunder with respect to a Post-Deconsolidation Tax Period shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

5.2                               For any period with respect to which DMI remains the common parent corporation of the DMI Consolidated Group, DMI shall be responsible for determining the conventions and other principles for the implementation of this Agreement.

5.3                               No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by any Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  No Party shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such Party.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into by each of the Parties.

5.4                               In any action, litigation or proceeding between the Parties arising out of or in relation to this Agreement, the prevailing Party in such action shall be awarded, in addition to any damages, injunctions or other relief, and without regard to whether or not such matter be prosecuted to final judgment, such Party’s reasonable costs and expenses, including but not limited to costs and reasonable attorneys’ fees incurred in bringing such action, litigation or proceeding and/or enforcing any judgment or order granted therein.

5.5                               This Agreement and the Shared Services Agreement contain the entire agreement between the Parties hereto, superseding any oral statements, representations, understanding or agreements with respect to the terms or provisions of this Agreement and the Shared Services Agreement.

5.6                               All notices, requests, demands, consents, instructions or other communications to any Party under this Agreement shall be in writing and mailed or delivered to each Party at the Party’s address in the records of DMI.  All such notices and communications shall be effective (i) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (ii) three days after mailing when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, and (iii) when delivered by hand, upon delivery.

5.7                               The terms and provision of Section 19(c) of the Shared Services Agreement are hereby incorporated by reference.

5.8                               This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, and assigns.

5.9                               If one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, no Party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

5.10                        This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.11                        This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

5.12                        This Agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings between the parties.

5.13                        DMI shall use commercially reasonable efforts to cause any person who hereafter becomes a member of the DMI Consolidated Group to become a Party to this Agreement, and may amend this Agreement, without the consent of any other Party to reflect the addition of such a Party.  Except as provided in the preceding sentence, the terms of this Agreement shall not be waived, altered, modified, amended or supplemented except by written instrument signed by each Party.

5.14                        The parties hereto shall treat any payments made pursuant to the terms of this Agreement as a tax-exempt transaction for all tax purposes, except to the extent required by applicable law.

5.15                        If, due to any change in applicable law or regulation or the interpretation thereof by any court of law or other governing body having jurisdiction, subsequent to the date of the Agreement, performance of any provision of or any transaction contemplated by this Agreement shall become impracticable or impossible, the parties will use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by this Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DEX MEDIA, INC.

By:	/s/ Mark Hianik
Name:	Mark Hianik
Title:	Senior Vice President, General Counsel, Chief Administrative Officer & Corporate Secretary

DEX MEDIA HOLDINGS, INC.

By:	/s/ Mark Hianik
Name:	Mark Hianik
Title:	Senior Vice President, General Counsel, Chief Administrative Officer & Corporate Secretary

DEX MEDIA EAST, INC.

By:	/s/ Mark Hianik
Name:	Mark Hianik
Title:	Senior Vice President, General Counsel, Chief Administrative Officer & Corporate Secretary

DEX MEDIA WEST, INC.

By:	/s/ Mark Hianik
Name:	Mark Hianik
Title:	Senior Vice President, General Counsel, Chief Administrative Officer & Corporate Secretary

DEX ONE SERVICE, INC.

By:	/s/ Mark Hianik
Name:	Mark Hianik
Title:	Senior Vice President, General Counsel, Chief Administrative Officer & Corporate Secretary

R.H. DONNELLEY CORPORATION

By:	/s/ Mark Hianik
Name:	Mark Hianik
Title:	Senior Vice President, General Counsel, Chief Administrative Officer & Corporate Secretary

R.H. DONNELLEY INC.

By:	/s/ Mark Hianik
Name:	Mark Hianik
Title:	Senior Vice President, General Counsel, Chief Administrative Officer & Corporate Secretary

R.H. DONNELLEY APIL, INC.

By:	/s/ Mark Hianik
Name:	Mark Hianik
Title:	Senior Vice President, General Counsel, Chief Administrative Officer & Corporate Secretary

DEX ONE DIGITAL, INC.

By:	/s/ Mark Hianik
Name:	Mark Hianik
Title:	Senior Vice President, General Counsel, Chief Administrative Officer & Corporate Secretary